SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TRICO BANCSHARES

(Exact name of registrant as specified in its charter)

California	94-2792841
State of Incorporation	IRS Employer ID Number

63 Constitution Drive, Chico, California	95973
Address of registrant’s principal executive office	Zip Code

Securities to be registered pursuant to Section 12(b) of the Act:

Preferred Stock Purchase Rights	Nasdaq Global Select Market
Title of each class to be so registered	(Name of each exchange on which class is to be registered)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                                         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Explanatory Note

This Amendment No. 2 amends and supplements the Registration Statement on Form 8-A filed by TriCo Bancshares on July 5, 2001, relating to the registration of Preferred Stock Purchase Rights.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On June 4, 2014, TriCo Bancshares (the “Company”) entered into an amendment (the “Amendment”) to its Rights Agreement dated June 25, 2001 with Mellon Investor Services LLC, as Rights Agent, as amended. The Amendment accelerates the expiration of the rights from July 10, 2021 to July 1, 2014 and has the effect of terminating the Rights Agreement as of that date. At the time of the termination of the Rights Agreement on July 1, 2014 at 5:00 p.m. California time, all rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire. A copy of the Amendment is filed as Exhibit 4.3 and is incorporated herein.

Item 2. Exhibits.

The exhibit list called for by this Item is incorporated by reference to the exhibit index filed as part of this registration statement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 4, 2014	TRICO BANCSHARES

	By:	/s/ Thomas J. Reddish
Thomas J. Reddish
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit 4.1	Rights Agreement dated as of June 25, 2001 between TriCo Bancshares and Mellon Investor Services LLC (incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed on July 5, 2001).

Exhibit 4.2	Amendment to Rights Agreement dated as of July 8, 2011 between TriCo Bancshares and BNY Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on July 8, 2011).

Exhibit 4.3	Amendment to Rights Agreement dated as of June 4, 2014 between TriCo Bancshares and Computershare, Inc., as successor in interest to Mellon Investor Services LLC (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on June 4, 2014).